EXHIBIT 4.4

CONVERTIBLE PROMISSORY NOTE

$ .00	Denver, Colorado
(Date)

FOR VALUE RECEIVED, the undersigned VCG HOLDING CORP., a Colorado corporation (“Borrower”), hereby promises to pay to the order of                     , an individual, at                                         , or at such other place as                      or any subsequent holder hereof (the “Holder”) may, from time to time, designate in writing, the principal sum of                                          DOLLARS ($                    .00), with principal and interest thereon payable as specified in this Note.

1. Principal and Interest. Interest shall accrue on the unpaid principal from and after the date hereof at an annual (simple/non-compounded) rate of seven and one-half percent (7.5%) (the “Interest Rate”). The Interest Rate shall be payable monthly on the      day of each month, beginning on                     , 20    . Subject to conversion provision of this Note, on                     , 20     (the “Maturity Date”), the entire unpaid principal amount and any interest accrued but unpaid and all other sums due under this Convertible Promissory Note (“Note”) shall be paid in full to the Holder.

All payments under this Note shall be made only in lawful money of the United States of America, at such place as the Holder hereof may designate in writing from time to time.

2. Prepayment. Except for that portion of the outstanding principal, accrued but unpaid interest and/or Late Charges for which Borrower has received a Conversion Notice in accordance with Section 3, this Note may be prepaid in part (or in full) at any time prior to the Maturity Date (except as expressly provided herein), and from time to time, without premium or penalty, and without the prior consent of the Holder hereof, on the conditions that (a) Borrower shall concurrently pay all accrued but unpaid interest on the amount of principal outstanding at the time of each prepayment and any Late Charges then due, and that (b) Borrower shall provide Holder with thirty (30) days’ prior written notice (“Prepayment Notice”) of the amount of the prepayment. If the Holder does not receive the stated prepayment within thirty (30) days a Notice of Prepayment, such Notice of Prepayment shall be of no further force or effect.

3. Conversion / Series A Preferred Shares.

(a) Except for that portion of the outstanding principal, accrued but unpaid interest and/or Late Charges for which the Holder has received a Prepayment Notice from Borrower in accordance with Section 2, at the election of the Holder, all or any portion of the outstanding principal, accrued but unpaid interest and/or Late Charges may be converted (a “Conversion”) at the election of the Holder, into shares of Borrower’s Series A Preferred Stock, $.0001 par value (“Preferred Shares”), at a Conversion price of $10.00 per share (the “Conversion Price”). A copy of the designations of rights and preferences of the Preferred Shares is attached hereto as Exhibit 1.

(b) To effect a Conversion of this Note, the Holder shall deliver a written request to convert all or a portion of the outstanding principal, accrued but unpaid interest and/or Late Charges (“Conversion Notice”) to Borrower at its principal office, together with this Note. At its expense, Borrower shall within fifteen (15) business days of its receipt of the original Conversion Notice and this Note, issue and deliver to the Holder at Borrower’s principal office, or at such other place designated by the Holder, a certificate (“Certificate”) evidencing such Preferred Shares to which the Holder is entitled upon such Conversion.

(c) Conversion shall be deemed to be effective on the date Borrower receives the original Conversion Notice and this Note (“Conversion Date”). Thereafter, the Holder shall be treated for all purposes as the record holder of such shares as of the Conversion Date.

(d) No fractional Preferred Shares will be issued in connection with any Conversion hereunder (the number of Preferred Shares will be rounded down to the lowest whole number).

(e) All Preferred Shares which may be issued upon the exercise of the rights represented by this Note will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. During the period within which the conversion rights represented by this Note may be exercised, the Borrower will at all times have authorized, and reserved for the purpose of issuance upon exercise of the conversion rights evidenced by this Note, a sufficient number of shares of Common Stock, to provide for the exercise of the conversion rights represented by this Note.

4. Adjustments. The number and kind of Preferred Shares issuable upon conversion of this Note and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) In case of any reclassification or change of outstanding Preferred Shares issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value) or in case of any merger of Borrower with or into another corporation (other than a merger with another corporation in which Borrower is a continuing corporation and which does not result in any reclassification or change of outstanding Preferred Shares issuable upon conversion of this Note), or in case of any sale of all or substantially all of Borrowers assets, Borrower shall, as condition precedent to such transaction, execute a new Note, or cause such successor or purchasing corporation, as the case may be, to execute a new Note, substantially in the form, and with the terms, conditions and provisions, of this Note, and providing that the Holder of this Note shall have the right to convert such new Note and, upon such conversion, to receive, in lieu of each Share theretofore issuable upon exercise of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by the holder of one share of the Borrower’s Common Stock. Such new Note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this Section shall similarly apply to successive reclassifications, changes, mergers and sales of assets.

(b) If Borrower at any time while this Note remains outstanding shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

(c) Whenever the Conversion Price shall be adjusted pursuant to this Section, Borrower shall prepare a certificate signed by an officer of Borrower setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price after giving effect to such adjustment, and shall cause such certificate to be mailed by first class mail, postage prepaid, to the Holder.

5. Compliance with Securities Act. By acceptance hereof, the Holder agrees that this Note and, unless and until registered, the Preferred Shares to be issued upon Conversion are being acquired for investment and that it will not offer, sell or otherwise dispose of this Note or any Preferred Shares to be issued upon Conversion except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”). In the absence of registration of the Securities issuable upon Conversion, the Holder shall execute a subscription agreement provided by Borrower, which, among other things, confirms that the Preferred Shares are being acquired for investment and not with a view to resale or distribution. All Preferred Shares issued upon exercise of this Note (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND WITHOUT REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, IF ANY, OR PURSUANT TO EXEMPTIONS THEREFROM.

6. Rights of Holders. The Holder shall not be entitled to vote or receive dividends or be deemed the record owner of Preferred Shares which may at any time be issuable on the Conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of Borrower or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Note shall have been converted and the Preferred Shares issuable upon the Conversion hereof shall have become deliverable, as provided herein.

7. Default and Acceleration. Time is of the essence in the performance of Borrower’s obligations pursuant to this Note. Upon the occurrence of a Default as set forth in Section 2, at the option of the Holder hereof, (i) the entire outstanding principal balance, all accrued but unpaid interest and/or Late Charges at once shall become due and payable upon written notice to Borrower, and (ii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

8. Default Rate of Interest. Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note, together with all accrued but unpaid, interest and Late Charges, at a rate of interest equal to twenty percent (20%) per annum (“Default Rate”).

9. Late Charge. If Borrower shall fail to make any payment due under this Note, within five (5) days after the date the same is due and payable, the Holder, at its option, may require the payment of a late charge (“Late Charge”) in the amount of one half percent (0.5%) of the delinquent sum.

10. Early Discharge. Upon Conversion of this Note in full, the outstanding principal balance and all accrued but unpaid interest and Late Charges which are converted as provided herein, shall be fully discharged and the Note shall be cancelled and surrendered to Borrower.

11. Remedies Cumulative. The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

12. Forbearance. Any forbearance of the Holder in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to either require prompt payment when due of all other sums payable hereunder or to declare a Default for failure to make prompt payment. The Holder shall at all times have the right to proceed against any portion of the security held herefor in such order and in such manner as the Holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

13. Application of Payments. All payments made on this Note shall be applied first to any collection costs the Holder may have incurred by procuring Borrower’s performance hereunder, then to payment of the Late Charges, then to payment of accrued but unpaid, interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

14. Usury. In the event the interest provisions hereof, any exactions provided for herein or in the Line of Credit and Security Agreement or any other instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be returned to Borrower.

Notice. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Note must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to the addresses iterated below. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. Notice to the Holder is to be given at address first set forth above. Notice to the Borrower is to be given as follows: Donald W. Prosser, Chief Financial Officer, VCG Holding Corp., 390 Union Blvd., Suite 540, Lakewood, CO 80228.

15. Applicable Law; Jurisdiction and Venue. This Note will be construed and governed in accordance with the laws of the State of Colorado, without regard to conflict of law principles. Any suit involving any dispute or matter arising under this Note may only be brought in the United States District Court for the District of Colorado or any Colorado State Court. Borrow and Holder hereby consent to venue and the exercise of personal jurisdiction by any such court with respect to any such proceeding.

16. Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower and Holder and their respective successors and assigns.

17. No Presumption. This Note or any provision hereof shall not be construed against any party due to the fact that this Note or any provision hereof was drafted by said party.

18. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Note or the intent of the provisions hereof.

19. Modification. This Note cannot be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom the enforcement of any waiver, change, discharge or termination is sought.

20. Complete Agreement. This Note constitutes the complete and exclusive statement of the agreement between and among the parties concerning the subject matter hereof. It supersedes all prior written and oral statements, agreements or understandings including any prior representation, statement, condition, or warranty.

IN WITNESS WHEREOF, the Borrower has duly executed this Convertible Promissory Note effective as of the day and year first above written.

BORROWER:

VCG HOLDING, CORP.,
a Colorado corporation

By:
Name:	Donald W Prosser
Title:	Chief Financial Officer